As filed with the Securities and Exchange Commission on April 23, 2012

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

TAYLOR CAPITAL GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware	36-4108550
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification Number)

9550 West Higgins Road

Rosemont, Illinois 60018

(847) 653-7978

(Address, including zip code and telephone number, including area code, of registrant’s principal executive offices)

Brian T. Black

General Counsel and Corporate Secretary

9550 West Higgins Road

Rosemont, Illinois 60018

(847) 653-7978

(Name, address, including zip code and telephone number, including area code, of agent for service)

Copies to:

Dennis R. Wendte, Esq.

Barack Ferrazzano Kirschbaum & Nagelberg LLP

200 West Madison Street, Suite 3900

Chicago, Illinois 60606

(312) 984-3100

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.    ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.    ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering,    ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the SEC pursuant to Rule 462(e) under the Securities Act, check the following box.    ☐

If this form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.    ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act of 1934. (Check one):

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Fixed Rate Cumulative Perpetual Preferred Stock, Series B, $0.01 par value	104,823	$1,000(1)	$104,823,000.00(1)	$12,012.71(1)
Warrant to Purchase Common Stock, $0.01 par value, and underlying shares of Common Stock(2)	1,510,418	$10.41(3)	$15,723,451.38(3)	$1,801.91(3)
Total:			$120,546,451.38	$13,814.62

(1)	Calculated in accordance with Rule 457(a) and includes such additional number of shares of Fixed Rate Cumulative Perpetual Preferred Stock, Series B, of a currently indeterminable amount, as may from time to time become issuable by reason of stock splits, stock dividends or similar transactions.
(2)	In addition to the Fixed Rate Cumulative Perpetual Preferred Stock, Series B, there are being registered hereunder (a) a warrant for the purchase of 1,510,418 shares of common stock with a per share exercise price of $10.41, (b) the 1,510,418 shares of common stock issuable upon exercise of such warrant, and (c) such additional number of shares of common stock, of a currently indeterminable amount, as may from time to time become issuable by reason of stock splits, stock dividends and certain anti-dilution provisions set forth in such warrant, which shares of common stock are registered hereunder pursuant to Rule 416.
(3)	Calculated in accordance with Rule 457(i) with respect to the per share exercise price of the warrant of $10.41.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling securityholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state or jurisdiction where the offer or sale is not permitted.

Subject to Completion

Preliminary Prospectus dated April 23, 2012

104,823 Shares of Fixed Rate Cumulative Perpetual Preferred Stock, Series B

Warrant to Purchase up to 1,510,418 Shares of Common Stock

1,510,418 Shares of Common Stock

This prospectus relates to the possible resale from time to time by selling securityholders of some or all of 104,823 shares of our Fixed Rate Cumulative Perpetual Preferred Stock, Series B (the “Preferred Shares”), a warrant to purchase up to 1,510,418 shares of our common stock at an exercise price of $10.41 per share, subject to adjustment as described in this prospectus (the “Warrant”), and the shares of our common stock issuable from time to time upon exercise of the Warrant. In this prospectus, we refer to the Preferred Shares, the Warrant and the shares of common stock issuable upon exercise of the Warrant, collectively, as the “securities.” The Preferred Shares and the Warrant were originally issued by us pursuant to a Letter Agreement, dated November 21, 2008, incorporating the terms of the Securities Purchase Agreement—Standard Terms (the “Purchase Agreement”), between us and the United States Department of the Treasury (the “Treasury”) as part of the Troubled Asset Relief Program Capital Purchase Program (the “Capital Purchase Program”) in a transaction exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”).

The Treasury (also referred to herein as the “initial selling securityholder”) and its successors, including transferees (collectively, the “selling securityholders”), may offer these securities from time to time directly or through underwriters, broker-dealers or agents and in one or more public or private transactions and at fixed prices, prevailing market prices, prices related to prevailing market prices or negotiated prices. If these securities are sold through underwriters, broker-dealers or agents, the selling securityholders will be responsible for underwriting discounts or commissions or agents’ commissions, if any.

We will not receive any proceeds from any sale of the securities by the selling securityholders.

Neither the Preferred Shares nor the Warrant is listed on an exchange, and we do not intend to list either the Preferred Shares or the Warrant on any exchange unless requested to do so by the initial selling securityholder.

Our common stock is listed on the Nasdaq Global Select Market under the symbol “TAYC.” On April 20, 2012, the last reported sale price of our common stock on the Nasdaq Global Select Market was $14.38 per share. You are urged to obtain current market quotations of the common stock.

Investing in the securities offered by this prospectus involves risks. Purchasers of securities should read and consider the information set forth in “Risk Factors” on page 2 of this prospectus and in the accompanying prospectus supplement, if any.

None of the Securities and Exchange Commission (the “SEC”), the Federal Deposit Insurance Corporation (the “FDIC”), the Board of Governors of the Federal Reserve System (the “Federal Reserve”), any state or other securities commission or any other federal or state bank regulatory agency has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The securities offered hereby are not savings accounts, deposits or other obligations of any bank, thrift or other depositary institution and are not insured or guaranteed by the FDIC or any other governmental agency or instrumentality.

The date of this prospectus is             , 2012

In this prospectus, the terms “company,” we,” “us,” “our,” and the “Company” refer to Taylor Capital Group, Inc. and its consolidated subsidiaries, collectively (unless the context indicates another meaning).

This prospectus is part of a registration statement on Form S-3 that we filed with the SEC using a “shelf” registration, or continuous offering, process. Under this process, the selling securityholders may, from time to time, offer and sell, in one or more offerings, the securities described in this prospectus.

You should rely only on the information contained or incorporated by reference in this prospectus, any prospectus supplement and any full writing prospectus required to be filed with the SEC. We have not authorized anyone to provide you with information different from that contained in this prospectus. This prospectus is offering to sell, and is seeking offers to buy, the securities only in jurisdictions where offers and sales of the securities are permitted. The information contained in this prospectus, any prospectus supplement, any full writing prospectus and the documents and information incorporated herein or therein is accurate only as of its date or the date which is specified in such documents and information. Neither the delivery of this prospectus nor any sale made under this prospectus shall, under any circumstances, create any implication that there has been no change in our affairs since the date of this prospectus or that the information contained or incorporated by reference in this prospectus is correct as of any time subsequent to the date of such information.

We may provide a prospectus supplement containing specific information about the terms of a particular offering by the selling securityholders. The prospectus supplement may also add, update or change information in this prospectus. If any information in this prospectus is inconsistent with information contained in a prospectus supplement, you should rely on the information in that prospectus supplement. You should read this prospectus and, if applicable, any prospectus supplement together with the additional information and documents described under “Where You Can Find Additional Information” and “Documents Incorporated By Reference.”

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in, or incorporated by reference into, this prospectus. As a result, it does not contain all of the information that may be important to you or that you should consider before investing in our securities. You should read this entire prospectus, including the information referred to under “Risk Factors”, and the additional information and documents incorporated by reference herein, which are described under “Where You Can Find Additional Information” and “Documents Incorporated By Reference” in this prospectus.

General

We are a bank holding company headquartered in Rosemont, Illinois, a suburb of Chicago. We derive substantially all of our revenue from our wholly-owned subsidiary, Cole Taylor Bank (the “Bank”). We provide a range of products and services primarily to closely-held commercial customers and their owner operators in the Chicago area. We also provide services related to asset based lending and mortgage banking through offices in Chicago and other geographic markets. At December 31, 2011, we had assets of $4.7 billion, deposits of $3.1 billion and stockholders’ equity of $409.5 million.

Our primary businesses are commercial banking, asset based lending, mortgage banking and retail banking. Our target commercial lending customers are businesses in industries such as manufacturing, wholesale and retail distribution, transportation, construction contracting and professional services. Our clients are generally closely-held, middle-market companies with annual revenues between $5 million and $250 million. Our commercial lending activities primarily consist of providing loans for working capital, business expansion or acquisition, owner-occupied commercial real estate financing, revolving lines of credit and stand-by and commercial letters of credit. We also offer treasury cash management services, including repurchase agreements, interest rate swap agreements, internet balance reporting, remote deposit capture, positive pay, automated clearing house products, imaged lock-box processing, controlled disbursement and account reconciliation. Our commercial and industrial lending group operates primarily in the Chicago area. In addition, through offices located across the United States, we also offer asset based lending through Cole Taylor Business Capital including revolving lines of credit supported by receivables and inventory and term loans supported by equipment and real estate.

In addition, we originate, sell and service mortgage loans through Cole Taylor Mortgage. We are currently qualified to do business in 32 states and the District of Columbia. Loan production is sourced through a national broker network, retail offices across the United States and from the Bank’s banking centers (branches), located in the Chicago area. This line of business, launched in early 2010, is a source of noninterest income and provides earnings and geographic diversification.

In addition to our lending activities, we offer deposit products, such as checking, savings and money market accounts, as well as time deposits through nine banking centers located in the Chicago area and through our on-line banking application. We also cross-sell products and services to the owners and executives of our business customers to help them meet their personal financial goals, including personal credit. In addition to commercial clients, we provide deposit and credit services to our community-based customers, typically individuals and small, local businesses located near one of our banking centers. We use third-party providers to offer investment management and brokerage services.

Our commercial and retail banking and deposit products are delivered by a single operations area located in Rosemont, Illinois. Our mortgage unit is based in Ann Arbor, Michigan. We have two separate and discrete operating segments, Banking and Mortgage Banking.

Our principal executive office is located at 9550 West Higgins Road, Rosemont, Illinois 60018, and our phone number is (847) 653-7978.

Additional information about us is included in our filings with the SEC, which are incorporated by reference into this prospectus. See “Where You Can Find Additional Information” and “Documents Incorporated By Reference” in this prospectus.

Securities Being Registered

This prospectus relates to the possible resale from time to time by the selling securityholders, or their respective successors, including transferees, of some or all of the following:

•	104,823 Preferred Shares, liquidation preference amount $1,000 per share,

•

the Warrant, or portions thereof, which expires on November 21, 2018, to purchase 1,510,418 shares of our common stock at an exercise price of $10.41 per share, subject to adjustment as described in this prospectus, and

•	the shares of our common stock which may be purchased upon exercise of the Warrant.

We issued the Preferred Shares and the Warrant on November 21, 2008 to the Treasury pursuant to the Capital Purchase Program.

The issuances of the Preferred Shares and the Warrant were completed in November 2008 in a private placement to the Treasury exempt from the registration requirements of the Securities Act. The terms of the Preferred Shares are described under “Description of Preferred Stock.” The terms of the Warrant are described under “Description of Warrant to Purchase Common Stock.” The Purchase Agreement between us and Treasury was attached as Exhibit 10.1 to our Current Report on Form 8-K filed with the SEC on November 24, 2008 and is incorporated into this prospectus by reference. See “Documents Incorporated By Reference.”

RISK FACTORS

An investment in our securities involves a number of risks. You should carefully consider the risks and uncertainties and the risk factors set forth in the documents and reports we file with the SEC that are incorporated by reference into this prospectus, including our most recent Annual Report on Form 10-K, any updates to those risks that may be included in our Quarterly Reports on Form 10-Q, as well as any risks described in any applicable prospectus supplement, before you make an investment decision regarding the securities. Our business, financial condition, results of operations and prospects could be materially adversely affected by any of these risks. The trading price of our common stock could decline due to any of these risks, and you could lose all or part of your investment.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements in this prospectus, any prospectus supplement and the documents we incorporate by reference in this prospectus or any prospectus supplement constitute forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). These forward-looking statements reflect our current expectations and projections about our future results, performance, prospects and opportunities. We have tried to identify these forward-looking statements by using words including “may,” “might,” “contemplate,” “plan,” “predict,” “potential,” “should,” “will,” “expect,” “anticipate,” “believe,” “intend,” “could” and “estimate” and similar expressions. These forward-looking statements are based on information currently available to us and are subject to a number of risks, uncertainties and other factors that could cause our actual results, performance, prospects or opportunities to differ materially from those expressed in, or implied by, these forward-looking statements. These risks, uncertainties and other factors include, without limitation:

•	Our business may be adversely affected by the highly regulated environment in which we operate.

•	Competition from financial institutions and other financial services providers may adversely affect our growth and profitability.

•	Our business is subject to the conditions of the local economy in which we operate and continued weakness in the local economy and the real estate markets may adversely affect us.

•	Our business is subject to domestic and to a lesser extent, international economic conditions and other factors, many of which are beyond our control and could adversely affect our business.

•	The preparation of our consolidated financial statements requires us to make estimates and judgments, which are subject to an inherent degree of uncertainty and which may differ from actual results.

•	Our allowance for loan losses may prove to be insufficient to absorb losses in our loan portfolio.

•	Our mortgage loan repurchase reserve for losses could be insufficient.

•	We are subject to interest rate risk, including interest rate fluctuations that could reduce our profitability.

•

Certain hedging strategies that we use to manage investment in mortgage servicing rights may be ineffective to offset any adverse changes in the fair value of these assets due to changes in interest rates and market liquidity.

•	Our residential mortgage lending profitability could be significantly reduced if we are not able to originate and resell a high volume of mortgage loans.

•	We have counterparty risk and therefore we may be adversely affected by the soundness of other financial institutions.

•	We are subject to certain operational risks, including, but not limited to, data processing system failures and errors and customer or employee fraud.

•	Our controls and procedures may fail or be circumvented.

•	We are dependent upon outside third parties for processing and handling of our records and data.

•

System failure or breaches of our network security, including with respect to our internet banking activities, could subject us to increased operating costs as well as litigation and other liabilities.

•	We are subject to lending concentration risks.

•	We may not be able to access sufficient and cost-effective sources of liquidity.

•	We are subject to liquidity risk, including unanticipated deposit volatility.

•	The recent repeal of federal prohibitions on payment of interest on business demand deposits could increase our interest expense.

•	Changes in our credit ratings could increase our financing costs or make it more difficult for us to obtain funding or capital on commercially acceptable terms.

•	We are a bank holding company and our sources of funds are limited.

•	Our business strategy is dependent on our continued ability to attract, develop and retain highly qualified and experienced personnel in senior management and customer relationship positions.

•	Our reputation could be damaged by negative publicity.

•	New lines of business or new products and services may subject us to certain additional risks.

•	We may experience difficulties in managing our future growth.

•	We are subject to changes in federal and state tax laws and changes in interpretation of existing laws.

•	Our participation in the Treasury’s Capital Purchase Program may place significant restrictions on our operations.

•	Regulatory requirements, growth plans or operating results may require us to raise additional capital, which may not be available on favorable terms or at all.

•

We have not paid a dividend on our common stock since the second quarter of 2008. In addition, regulatory restrictions and liquidity constraints at the holding company level could impair our ability to make distributions on our outstanding securities.

For further information about these and other risks, uncertainties and factors, please review the disclosure included in the sections captioned “Risk Factors” in our most recent Annual Report on Form 10-K, as updated by our Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and other filings we have made or may make with the SEC. You should not place undue reliance on any forward-looking statements. We undertake no obligation to publicly update or revise any forward-looking statements or risk factors, whether as a result of new information, future events, changed circumstances or any other reason after the date of this prospectus.

USE OF PROCEEDS

All of the securities offered pursuant to this prospectus are being offered by the selling securityholders listed under “Selling Securityholders.” We will not receive any proceeds from any sale of the securities by the selling securityholders. Although we will not receive any proceeds from this offering, if the selling securityholders fully exercise the Warrant for cash, the selling securityholders would pay us an exercise price of $10.41 per share for each of the 1,510,418 shares issuable pursuant thereto, or an aggregate exercise price of $15,723,451.38. The Warrant is exercisable in whole or in part. Any proceeds received from the exercise of the Warrant will likely be used for general corporate purposes.

RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

The following table reflects our ratio of earnings to fixed charges and preferred stock dividends for the three-month periods ended March 31, 2012 and 2011, and for each of the years in the five-year period ended December 31, 2011.

For purposes of calculating the ratio of earnings to fixed charges, earnings consist of earnings (loss) before income taxes plus interest and rent expense. Fixed charges consist of interest expense, rent expense and preferred stock dividend requirements. “Fixed charges including interest on deposits” consists of all interest expense on deposits and other debt and the amortization of debt issuance costs. The calculation of interest included in operating lease rental expense is representative of the interest factor attributable to the lease payment. The preferred stock dividends amount is on a gross basis to represent the pre-tax income equivalent assuming an estimated tax rate of 35%.

	For the Three Months Ended March 31,		For the Years Ended December 31
	2012	2011	2011	2010	2009	2008	2007
Including interest on deposits	1.95x	0.82x	1.06x	0.25x	0.59x	(0.16)x	0.96x	(1)
Excluding interest on deposits	2.57x	0.69x	1.10x	(0.47)x	(0.00)x	(3.63)x	0.82x	(1)

(1)	No shares of our preferred stock were outstanding during the year ended December 31, 2007, and we did not pay preferred stock dividends during this period.

DESCRIPTION OF PREFERRED STOCK

The following is a summary of the material terms and provisions of the preferences, limitations, voting powers and relative rights of the Preferred Shares that may be resold by the selling securityholders as contained in the Certificate of Designations creating such stock, which is incorporated by reference herein (the “Certificate of Designations”). This summary does not purport to be complete in all respects. This description is subject to and qualified in its entirety by reference to the Certificate of Designations. You are urged to read the Certificate of Designations in its entirety. Although we believe this summary covers the material terms and provisions of the Preferred Shares set forth in the Certificate of Designations, it may not contain all of the information that is important to you.

Preferred Stock in General

Under our Third Amended and Restated Certificate of Incorporation (as such document may be amended or restated from time to time, the “Certificate of Incorporation”), we have the authority to issue up to 10 million shares of preferred stock, $0.01 par value per share. Of such number of shares of preferred stock:

•	1,000,000 shares have been designated as 8.0% Non-Cumulative Convertible Perpetual Preferred Stock, Series A, none of which are issued and outstanding as of the date of this prospectus;

•

104,823 shares have been designated as Fixed Rate Cumulative Perpetual Preferred Stock, Series B (the Preferred Shares offered hereby), all of which are issued and outstanding as of the date of this prospectus;

•	1,500,000 shares have been designated as 8% Non-Cumulative, Convertible Perpetual Preferred Stock, Series C, none of which are issued and outstanding as of the date of this prospectus;

•	860,378 shares have been designated as Nonvoting Convertible Preferred Stock, Series D, none of which are issued and outstanding as of the date of this prospectus;

•	223,520 shares have been designated as 8% Nonvoting, Non-Cumulative, Convertible Perpetual Preferred Stock, Series E, none of which are issued and outstanding as of the date of this prospectus;

•	2,400,000 shares have been designated as Non-Voting Contingent Convertible Preferred Stock, Series F, none of which are issued and outstanding as of the date of this prospectus;

•	1,350,000 shares have been designated as Non-Voting Convertible Preferred Stock, Series G, none of which are issued and outstanding as of the date of this prospectus; and

•	1,350,000 shares have been designated as Nonvoting Convertible Preferred Stock (“Nonvoting Preferred”), 1,282,674 shares of which are issued and outstanding as of the date of this prospectus.

No other shares of preferred stock are issued and outstanding as of the date of this prospectus.

Dividends Payable on the Preferred Shares

Holders of Preferred Shares are entitled to receive if, as and when declared by our board of directors, out of legally available funds, cumulative cash dividends at a rate per annum of 5% per share on a liquidation preference of $1,000 per share plus the amount of accrued but unpaid dividends for any prior dividend period, with respect to each dividend period from November 21, 2008 to, but excluding, February 15, 2014. From and after February 15, 2014, holders of Preferred Shares are entitled to receive cumulative cash dividends at a rate per annum of 9% per share on a liquidation preference of $1,000 per share plus the amount of accrued but unpaid dividends for any prior dividend period, with respect to each dividend period thereafter.

Dividends on the Preferred Shares are payable quarterly in arrears on each February 15, May 15, August 15 and November 15 (each, a “dividend payment date”), starting with February 15, 2009. If any dividend payment date is not a business day, then the next business day will be the applicable dividend payment date, and in that circumstance no additional dividends will accrue as a result of the applicable postponement of the dividend payment date. Dividends payable during any dividend period are computed on the basis of a 360-day year consisting of twelve 30-day months. Dividends payable with respect to the Preferred Shares are payable to holders of record on the date that is 15 calendar days immediately preceding the applicable dividend payment date or such other record date as our board of directors or any duly authorized committee of the board determines, so long as such record date is not more than 60 nor less than 10 days prior to the applicable dividend payment date.

If we determine not to pay any dividend or a full dividend with respect to the Preferred Shares, we are required to provide written notice to the holders of the Preferred Shares prior to the applicable dividend payment date. Unpaid dividends on the Preferred Shares will be compounded.

We are subject to various regulatory policies and requirements relating to the payment of dividends, including requirements to maintain adequate capital above regulatory minimums. The Federal Reserve is authorized to determine, under certain circumstances relating to the financial condition of a bank holding company, such as us, that the payment of dividends would be an unsafe or unsound practice and to prohibit payment thereof.

Priority of Dividends and Payments on Liquidation

With respect to the payment of dividends and the amounts to be paid upon liquidation, the Preferred Shares will rank:

•

senior to our common stock and all other equity securities designated as ranking junior to the Preferred Shares (“junior stock”), with respect to the payment of dividends and distribution of assets upon our liquidation, dissolution or winding-up; and

•

at least equally with all other equity securities designated as ranking on a parity with the Preferred Shares (“parity stock”), with respect to the payment of dividends and distribution of assets upon our liquidation, dissolution or winding-up.

So long as any Preferred Shares remain outstanding, unless all accrued and unpaid dividends for all prior dividend periods have been paid or are contemporaneously declared and paid in full, no dividend whatsoever shall be paid or declared on our common stock or other junior stock, other than a dividend payable solely in shares of our common stock.

In addition, unless otherwise approved by the Treasury, we may not purchase, redeem or otherwise acquire for consideration any shares of our common stock, other junior stock or parity stock unless we have paid in full all accrued dividends on the Preferred Shares for all prior dividend periods, other than:

•	purchases, redemptions or other acquisitions of our common stock or other junior stock in connection with the administration of our employee benefit plans in the ordinary course of business;

•

purchases or other acquisitions by broker-dealer subsidiaries of our company solely for the purpose of market-making, stabilization or customer facilitation transactions in junior stock or parity stock in the ordinary course of business;

•	purchases or other acquisitions by broker-dealer subsidiaries of our company for resale pursuant to an offering by us of our stock that is underwritten by the related broker-dealer subsidiary;

•	dividends or distributions of rights or junior stock in connection with, or redemption or repurchases of rights pursuant to, any stockholders’ rights plan;

•	the acquisition by us of record ownership of junior stock or parity stock for the beneficial ownership of any other person (other than us), including as trustees or custodians; and

•

the exchange or conversion of (i) junior stock for or into other junior stock, or (ii) parity stock for or into other parity stock or junior stock, but only to the extent that (x) such acquisition is required pursuant to binding contractual agreements entered into before November 21, 2008, or (y) any subsequent agreement for the accelerated exercise, settlement or exchange thereof for common stock.

On any dividend payment date for which full dividends are not paid, or declared and funds set aside therefor, on the Preferred Shares and any other parity stock, all dividends paid or declared for payment on that dividend payment date (or, with respect to parity stock with a different dividend payment date, on the applicable dividend date therefor falling within the dividend period and related to the dividend payment date for the Preferred Shares), with respect to the Preferred Shares and any other parity stock shall be declared ratably among the holders of any such shares who have the right to receive dividends, in proportion to the respective amounts of the undeclared and unpaid dividends relating to the dividend period.

Subject to the foregoing, such dividends (payable in cash, stock or otherwise) as may be determined by our board of directors may be declared and paid on our parity stock, common stock and any other junior stock from time to time out of any funds legally available for such payment, and the Preferred Shares shall not be entitled to participate in any such dividends.

Redemption

As a result of the enactment of the American Recovery and Reinvestment Act of 2009 on February 17, 2009, the Treasury has indicated that we are permitted to redeem the Preferred Shares at any time, without penalty or the need to raise additional capital, subject to the Treasury’s consultation with the Federal Reserve. In any redemption of the Preferred Shares, the redemption price shall be an amount equal to the per share liquidation amount, plus accrued and unpaid dividends to but excluding the date of redemption, and we must redeem at least $26.2 million of the Preferred Shares at any one time.

In any redemption, the redemption price of the Preferred Shares shall be an amount equal to the per share liquidation amount plus accrued and unpaid dividends to but excluding the date of redemption.

The Preferred Shares will not be subject to any mandatory redemption, sinking fund or similar provisions. Holders of Preferred Shares have no right to require the redemption or repurchase of their Preferred Shares.

In the case of any redemption of less than all of the Preferred Shares, the shares to be redeemed will be selected either pro rata or in such other manner as our board of directors may determine to be fair and equitable. Furthermore, if we repurchase Preferred Shares from a holder other than the initial selling securityholder, we must offer to repurchase a ratable portion of the Preferred Shares then held by the initial selling securityholder.

We will mail notice of any redemption of the Preferred Shares by first class mail, postage prepaid, addressed to the holders of record of the Preferred Shares to be redeemed at their respective last addresses appearing on our books. This mailing will be at least 30 days, and not more than 60 days, before the date fixed for redemption. Any notice mailed or otherwise given as described in this paragraph will be conclusively presumed to have been duly given, whether or not the holder receives the notice, and failure to give the notice by mail or otherwise, or any defect in the notice or in the mailing or provision of the notice, to any holder of Preferred Shares designated for redemption will not affect the redemption of any other Preferred Shares. Each notice of redemption will set forth the applicable redemption date, the redemption price, the place where Preferred Shares are to be redeemed, and the number of Preferred Shares to be redeemed (and, if less than all Preferred Shares held by the applicable holder, the number of shares to be redeemed from such holder).

Preferred Shares that are redeemed, repurchased or otherwise acquired by us will revert to authorized but unissued shares of our preferred stock.

Liquidation Rights

If we voluntarily or involuntarily liquidate, dissolve or wind up our affairs, holders of Preferred Shares will be entitled to receive an amount per share, referred to as the total liquidation amount, equal to the fixed liquidation preference of $1,000 per share, plus any accrued and unpaid dividends, whether or not declared, to the date of payment. Holders of Preferred Shares will be entitled to receive the total liquidation amount out of our assets that are available for distribution to stockholders, after payment or provision for payment of our debts and other liabilities, but before any distribution of assets is made to holders of our common stock or any other shares ranking, as to that distribution, junior to the Preferred Shares.

If our assets are not sufficient to pay the total liquidation amount in full to all holders of Preferred Shares and all holders of any shares of outstanding parity stock, the amounts paid to the holders of Preferred Shares and other shares of parity stock will be paid pro rata in accordance with the respective total liquidation amount for those holders. If the total liquidation amount per share of Preferred Shares has been paid in full to all holders of Preferred Shares and other shares of parity stock, the holders of our common stock or any other junior stock will be entitled to receive all of our remaining assets according to their respective rights and preferences.

For purposes of the liquidation rights, neither a merger nor consolidation with another entity, including a merger or consolidation in which the holders of the Preferred Shares receive cash, securities or other property for their shares, nor a sale, lease or exchange of all or substantially all of our assets will constitute a liquidation, dissolution or winding up of our affairs.

Voting Rights

Except as indicated below or as otherwise required by law, holders of Preferred Shares will not have any voting rights.

Election of Two Directors upon Non-Payment of Preferred Share Dividends. If dividends on the Preferred Shares have not been paid for an aggregate of six quarterly dividend periods or more (whether or not consecutive), the authorized number of directors then constituting our board of directors will be automatically increased by two. Holders of Preferred Shares, together with the holders of any outstanding parity stock with like voting rights (the “Voting Parity Stock”), voting as a single class, will be entitled to elect the two additional members to our board of directors (the “Preferred Share Directors”), at the next annual meeting (or at a special meeting called for the purpose of electing the Preferred Share Directors prior to the next annual meeting) and at each subsequent annual meeting until all accrued and unpaid dividends on the Preferred Shares for all past dividend periods have been paid in full. The election of any Preferred Share Director is subject to the qualification that his or her election would not cause us to violate the corporate governance requirement of the Nasdaq Stock Market (or any other exchange on which our securities may be listed) that listed companies must have a majority of independent directors.

Upon the termination of the right of the holders of Preferred Shares and Voting Parity Stock to elect Preferred Share Directors, as described above, the Preferred Share Directors will immediately cease to be qualified as directors, their term of office shall terminate immediately and the number of authorized directors on our board will be reduced by the number of Preferred Share Directors that the holders of Preferred Shares and Voting Parity Stock had been entitled to elect. The holders of a majority of shares of Preferred Shares and Voting Parity Stock, voting as a class, may remove any Preferred Share Director, with or without cause, and the holders of a majority of the Preferred Shares and Voting Parity Stock, voting as a class, may fill any vacancy created by the removal of a Preferred Share Director. If the office of a Preferred Share Director becomes vacant for any other reason, the remaining Preferred Share Director may choose a successor to fill such vacancy for the remainder of his or her unexpired term.

Other Voting Rights. So long as any Preferred Shares are outstanding, in addition to any other vote or consent of stockholders required by law or by our Certificate of Incorporation, the vote or consent of the holders of at least 66 2/3% of the Preferred Shares at the time outstanding, voting separately as a single class, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, shall be necessary for effecting or validating:

•

any amendment or alteration of our Certificate of Incorporation to authorize or create or increase the authorized amount of, or any issuance of, any shares of, or any securities convertible into or exchangeable or exercisable for shares of, any class or series of capital stock ranking senior to the Preferred Shares with respect to payment of dividends and/or distribution of assets on our liquidation, dissolution or winding up;

•	any amendment, alteration or repeal of any provision of the Certificate of Designations so as to adversely affect the rights, preferences, privileges or voting powers of Preferred Shares; or

•

any consummation of a binding share exchange or reclassification involving the Preferred Shares or a merger or consolidation of us with another entity, unless the Preferred Shares remain outstanding following any such transaction or, if we are not the surviving entity, are converted into or exchanged for preference securities of the surviving or resulting entity or its ultimate parent, and such remaining outstanding Preferred Shares or preference securities have rights, references, privileges and voting powers that are not materially less favorable than the rights, preferences, privileges or voting powers of the Preferred Shares, taken as a whole.

The foregoing voting provisions will not apply if, at or prior to the time when the vote or consent would otherwise be required, all outstanding Preferred Shares have been redeemed or called for redemption upon proper notice and sufficient funds have been set aside by us for the benefit of the holders of Preferred Shares to effect the redemption.

DESCRIPTION OF WARRANT TO PURCHASE COMMON STOCK

The following is a summary of the material terms and provisions of the Warrant that may be resold by the selling securityholders. This summary does not purport to be complete and is subject to and qualified in its entirety by reference to the Warrant, a copy of which was attached as Exhibit 4.1 to our Current Report on Form 8-K filed with the SEC on November, 24, 2008 and incorporated herein by reference. You are urged to read the Warrant in its entirety. Although we believe this summary covers the material terms and provisions of the Warrant, it may not contain all of the information that is important to you.

Shares of Common Stock Subject to the Warrant

The Warrant was initially exercisable into up to 1,462,647 shares of our common stock at an exercise price of $10.75 per share. As a result of the issuance of subscription rights in our rights offering in November 2011, this Warrant was adjusted so that the number of shares that can be purchased under the Warrant increased to 1,510,418 shares and the exercise price per share decreased to $10.41. The number of shares subject to the Warrant are subject to the further adjustments described below under the heading “Adjustments to the Warrant.”

Exercise of the Warrant

The current exercise price applicable to the Warrant is $10.41 per share of common stock for which the Warrant may be exercised. The Warrant may be exercised, in whole or in part, at any time on or before November 21, 2018 by surrender of the Warrant and a completed notice of exercise attached as an annex to the Warrant and the payment of the exercise price for the number of shares of common stock for which the Warrant is being exercised. The exercise price may be paid either by the withholding by us of such number of shares of common stock issuable upon exercise of the Warrant equal to the value of the aggregate exercise price of the Warrant determined by reference to the market price of our common stock on the trading day on which the Warrant is exercised or, if agreed to by us and the holder of the Warrant, by the payment of cash equal to the aggregate exercise price. The exercise price applicable to the Warrant is subject to further adjustments described below under the heading “Adjustments to the Warrant.”

Upon exercise of the Warrant, certificates for the shares of common stock issuable upon exercise will be issued in such name or names as the holder of the Warrant may designate and will be delivered to such named person or persons within a reasonable time. We will not issue fractional shares upon any exercise of the Warrant. Instead, the holder of the Warrant will be entitled to a cash payment equal to the market price of our common stock on the last day preceding the exercise of the Warrant (less the pro-rated exercise price of the Warrant) for any fractional shares that would have otherwise been issuable upon exercise of the Warrant. We will at all times reserve the aggregate number of shares of our common stock for which the Warrant may be exercised.

Rights as a Stockholder; Transferability

The holder of the Warrant shall not have any of the rights or privileges of a holder of our common stock, including any voting rights, until (and then only to the extent) the Warrant has been exercised. The initial selling securityholder has agreed not to exercise any voting rights with respect to any shares of our common stock issued upon exercise of the Warrant. The Warrant, and all rights under the Warrant, are transferable.

Adjustments to the Warrant

The number of shares of our common stock issuable upon exercise of the Warrant (the “Warrant Shares”) and the Warrant exercise price will be adjusted upon occurrence of certain events as follows:

In the case of stock splits, subdivisions, reclassifications or combinations of common stock. The number of Warrant Shares and the exercise price for the Warrant will be proportionately adjusted in the event we pay dividends or make distributions of our common stock, or subdivide, combine or reclassify shares of our common stock.

Other distributions. In the event we make a distribution of securities, evidences of indebtedness, assets, cash, rights or warrants to holders of our common stock, the exercise price of the Warrant and the number of Warrant Shares will be proportionately adjusted.

In the case of a pro rata repurchase of our common stock. A “pro rata repurchase” is defined as any repurchase of shares of our common stock by us pursuant to any tender offer or exchange offer subject to Section 13(e) or 14(e) of the Exchange Act, or Regulation 14E thereunder or any other offer available to substantially all holders of our common stock. In any such transaction, the exercise price of the Warrant and the number of Warrant Shares will be proportionately adjusted.

In the case of a merger, consolidation, statutory share exchange, reclassification of our common stock or similar transaction that requires the approval of our stockholders (any such transaction, a “business combination”). In the event of a business combination, the right of the holder of the Warrant to receive the Warrant Shares will be converted into the right to exercise the Warrant to acquire the number of shares of stock or other securities or property (including cash) which the holder of the Warrant would have been entitled to receive upon consummation of the business combination if the holder of the Warrant had exercised the Warrant prior to such business combination.

Repurchase of the Warrant

Following the redemption of all of the outstanding Preferred Shares held by the initial selling securityholder or the transfer of the Preferred Shares to one or more unaffiliated third parties, we would be entitled to repurchase, in whole or in part, the Warrant at the fair market value of the Warrant.

DESCRIPTION OF COMMON STOCK

The following is a summary of the material terms and provisions of the preferences, limitations, voting powers and relative rights of the common stock as contained in our Certificate of Incorporation, which is incorporated by reference herein. This summary does not purport to be complete in all respects. This description is subject to and qualified in its entirety by reference to the Certificate of Incorporation. You are urged to read the Certificate of Incorporation in its entirety. Although we believe this summary covers the material terms and provisions of our common stock set forth in the Certificate of Incorporation, it may not contain all of the information that is important to you.

General

We may issue common stock from time to time. We have one class of common stock. Of the 45,000,000 shares of our common stock with a par value of $0.01 per share authorized, 28,421,873 shares were outstanding as of April 13, 2012, exclusive of shares held in treasury.

Dividend Rights

Holders of our common stock are entitled to receive any cash dividends that may be declared by our board of directors. During the second quarter of 2008, our board of directors discontinued dividend payments to holders of our common stock. We are subject to various regulatory policies and requirements relating to the payment of dividends, including requirements to maintain adequate capital above regulatory minimums. Subject to these restrictions, the declaration and payment of future dividends to holders of our common stock will be at the discretion of our board of directors and will depend upon our earnings and financial condition, the capital requirements of the Company and our subsidiaries, regulatory conditions and considerations and other factors as our board of directors may deem relevant. No cash dividends will be paid with respect to our common stock for any period unless dividends for the same period, and any accumulated but unpaid dividends, with respect to any series of preferred stock having preferential rights with respect to dividends have been paid.

Voting Rights

Each share of common stock entitles the holder thereof to one vote per share on all matters on which the holders of our common stock are entitled to vote. The common stock does not have cumulative voting rights.

Rights Upon Liquidation

In the event of our liquidation, dissolution or winding up, whether voluntary or involuntary, the holders of common stock are entitled to receive, pro rata, our assets which are legally available for distribution, after payment of all debts and other liabilities and subject to the prior rights of any holders of preferred stock then outstanding.

Preemptive Rights

The holders of our common stock have no preemptive rights.

Miscellaneous

Shares of our common stock are not convertible into shares of any other class of capital stock. The issued and outstanding shares of our common stock are fully paid and nonassessable.

Anti-takeover Effects

Our Certificate of Incorporation and our Third Amended and Restated By-laws may have the effect of discouraging, delaying or preventing a change in control or an unsolicited acquisition proposal that a stockholder might consider favorable, including a proposal that might result in the payment of a premium over the market price for the shares held by stockholders. These provisions are summarized in the following paragraphs.

Authorized Shares of Capital Stock. Authorized but unissued shares of common stock and preferred stock under our Certificate of Incorporation could (within the limits imposed by applicable law and Nasdaq Stock Market rules) be issued in one or more transactions that could make a change of control of us more difficult, and therefore more unlikely. The additional authorized shares could be used to discourage persons from attempting to gain control of us by diluting the voting power of shares then outstanding or increasing the voting power of persons who would support the board of directors in a potential takeover situation, including by preventing or delaying a proposed business combination that is opposed by the board of directors although perceived to be desirable by some stockholders.

Capitalization. The members of the Taylor family in the aggregate beneficially own approximately 18.7% of our outstanding shares of common stock (assuming the exercise in full of any options and warrants owned by such persons to purchase our common stock (and not any other holders thereof)). Harrison I. Steans and Jennifer W. Steans, two of our directors, in the aggregate and without duplication, beneficially own approximately 28.0% of our outstanding shares of common stock (assuming the exercise in full of any options and warrants owned by such persons to purchase our common stock (and not any other holders thereof)). Although members of the Taylor family and members of the Steans family have not entered into any agreement or arrangement with respect to their voting of our securities, the Steans family, the Taylor family and their respective affiliates, were they to collectively vote in favor of or against any proposal, will be able to exercise significant control over all matters requiring approval of our stockholders, including the election of directors and approval of significant corporate transactions and matters including mergers or similar transactions and amendments to our Certificate of Incorporation. Each of the Steans family and the Taylor family, were their respective members to collectively vote in favor of or against any proposal, could also separately exercise significant control over matters requiring approval of our stockholders.

Limitations on Right to Call Special Meetings; No Action by Written Consent; Stockholder Proposal Notice Requirements. Under our Third Amended and Restated By-laws, special meetings of our stockholders may be called by our President, the Chairman of our board of directors, or a majority of our board of directors. Our stockholders are entitled to request that our board of directors convene a special meeting of stockholders only upon the written request to the board of directors by the holders of at least 35% of the total voting power of the outstanding stock entitled to vote generally in the election of the members our board of directors. Further, our stockholders are unable to take action by written consent, and therefore, may only take action at stockholder meetings. Additionally, our Third Amended and Restated By-laws require that stockholder proposals meet certain advance notice and minimum informational requirements. These provisions could have the effect of delaying until the next annual stockholders meeting stockholder actions which are favored by the holders of a majority of our outstanding voting securities. These provisions could also discourage a third party from making a tender offer for our common stock, because even if it acquired a majority of our outstanding voting securities, it would only be able to take action as a stockholder, such as electing new directors or approving a merger, at a duly called stockholders meeting and not by written consent.

Delaware Law. As we have not elected to opt out of the applicability of Section 203 of the Delaware General Corporation Law in our Certificate of Incorporation, we are currently governed by Section 203 of the Delaware General Corporation Law. Under Section 203 of the Delaware General Corporation Law, subject to exceptions, we are prohibited from engaging in any business combination with any interested stockholder for a period of three years following the time that the stockholder became an interested stockholder. For this purpose, an interested stockholder generally includes current and certain former holders of 15% or more of our outstanding stock. The provisions of Section 203 may encourage companies interested in acquiring us to negotiate in advance with our board of directors. These provisions may make it more difficult to accomplish transactions which stockholders may otherwise deem to be in their best interests.

PLAN OF DISTRIBUTION

We are registering the resale of the securities covered by this prospectus for the benefit of the selling securityholders.

We will pay the costs and fees of registering the securities covered by this prospectus and other expenses related to the registration of the securities to the extent required by the Purchase Agreement. However, we will not pay any underwriting discounts or commissions or other amounts payable to underwriters, dealers or agents, or any transfer taxes or other expenses associated with the sale of the securities, on behalf of the selling securityholders. Pursuant to the Purchase Agreement, we have agreed to provide certain indemnification to the selling securityholders against certain liabilities in connection with this offering.

The selling securityholders will act independently of us in making decisions with respect to the timing, manner and size of each sale of the securities.

When selling the securities, the selling securityholders may enter into one or more, or a combination of, hedging transactions with financial institutions, which we refer to as “counterparties,” in which the selling securityholders:

•	enter into transactions involving short sales of the securities by counterparties;

•	sell securities short themselves and redeliver such securities to close out their short positions; or

•

enter into option, forward or other types of transactions that require the selling securityholders to deliver securities to a counterparty, who may resell or transfer the securities under this prospectus.

The selling securityholders may negotiate and pay broker-dealers’ commissions, discounts or concessions for their services. Broker-dealers engaged by a selling securityholder may allow other broker-dealers to participate in resales. The selling securityholders and any broker-dealers involved in the sale or resale of the securities may qualify as “underwriters” within the meaning of Section 2(11) of the Securities Act. In addition, the broker-dealers’ commissions, discounts or concessions may qualify as underwriters’ compensation under the Securities Act. If any selling securityholder qualifies as an “underwriter,” such selling securityholder will be subject to the prospectus delivery requirements of the Securities Act.

In addition to selling the securities under this prospectus, the selling securityholders may transfer the securities in other ways not involving market makers or established trading markets, including directly by gift, distribution or other transfer. Moreover, the selling securityholders may decide not to sell any securities offered hereby.

The selling securityholders and any underwriters and distribution participants will be subject to applicable provisions of the Exchange Act and the associated rules and regulations under the Exchange Act, including Regulation M, which provisions may limit the timing of purchases and sales of shares by the selling securityholders. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and certain other activities with respect to such securities for a specified period of time prior to the commencement of such distributions, subject to special exceptions or exemptions. In addition, the anti-manipulation rules under the Exchange Act may apply to sales of the securities in the market. All of these limitations may affect the marketability of the securities and the ability of any person to engage in market-making activities with respect to the securities.

Underwriters and others who are deemed to be underwriters under the Securities Act may engage in transactions that stabilize, maintain or otherwise affect the price of the common stock, including the entry of stabilizing bids or syndicate covering transactions or the imposition of penalty bids.

We will file a supplement to this prospectus, if required, pursuant to Rule 424(b) under the Securities Act upon being notified by the selling securityholders that any material arrangement has been entered into with a broker-dealer for the sale of securities through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer. Such supplement may disclose:

•	the name of the selling securityholders and of the participating broker-dealer(s);

•	the number and type of securities involved;

•	the price at which such securities were sold;

•	the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable;

•	that such broker-dealers did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, as supplemented; and

•	other facts material to the transaction.

Any securities covered by this prospectus which qualify for sale pursuant to Rule 144 or Rule 144A promulgated under the Securities Act may be sold under Rule 144 or Rule 144A in certain instances, rather than pursuant to this prospectus. In addition, the selling securityholders may transfer the shares by other means not described in this prospectus.

SELLING SECURITYHOLDERS

On November 21, 2008, we issued the Preferred Shares and the Warrant covered by this prospectus to the Treasury, which is the initial selling securityholder under this prospectus, in a transaction exempt from the registration requirements of the Securities Act. The initial selling securityholder, or its successors, including transferees, may from time to time offer and sell, pursuant to this prospectus or a supplement to this prospectus, any or all of the securities they own. The securities to be offered under this prospectus for the account of the selling securityholders are:

•	104,823 Preferred Shares, representing beneficial ownership of 100% of the Preferred Shares outstanding as of April 13, 2012;

•	the Warrant to purchase up to 1,510,418 shares of our common stock; and

•	1,510,418 shares of our common stock issuable upon exercise of the Warrant, which shares, if issued, would represent ownership of approximately 5.1% of our common stock as of April 13, 2012.

Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the securities. To our knowledge, the initial selling securityholder has sole voting and investment power with respect to the securities, subject to restrictions on exercise of voting rights on Preferred Shares and the shares of common stock issuable upon exercise of the Warrant as described in “Description of Preferred Stock” and “Description of Warrant to Purchase Common Stock” above, respectively.

For purposes of this prospectus, we have assumed that, after completion of the offering, none of the securities covered by this prospectus will be held by the selling securityholders. We do not know when or in what amounts the selling securityholders may offer the securities for sale. The selling securityholders might not sell any or all of the securities offered by this prospectus. Because the selling securityholders may offer all, some, or none of the securities pursuant to this offering, we cannot estimate the number of the securities that will be held by the selling securityholders after completion of the offering.

Other than with respect to the acquisition of the securities, the initial selling securityholder has not had a material relationship with us.

Information about the selling securityholders may change over time and changed information will be set forth in supplements to this prospectus if and when necessary.

LEGAL MATTERS

The validity of the Preferred Shares, the Warrant and the shares of our common stock offered hereby will be passed upon for us by our counsel, Barack Ferrazzano Kirschbaum & Nagelberg LLP of Chicago, Illinois.

EXPERTS

The consolidated financial statements of Taylor Capital Group, Inc. as of December 31, 2011 and 2010, and for each of the years in the three-year period ended December 31, 2011, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any such reports, statements or other information at the SEC’s Public Reference Room at the following location:

100 F Street, N.E.

Washington, D.C. 20549.

Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room.

You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates.

Our SEC filings are also available to the public from commercial document retrieval services and at the website maintained by the SEC at http://www.sec.gov.

We have also filed a registration statement on Form S-3 with the SEC relating to the securities covered by this prospectus. This prospectus, which forms a part of the registration statement, does not contain all of the information included in the registration statement, or the exhibits to the registration statement. For further information about us and the securities offered hereby, you should refer to the registration statement and its exhibits. You can obtain the full registration statement from the SEC as indicated above.

DOCUMENTS INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus the information we file with the SEC. This permits us to disclose important information to you by referring to these separately filed documents. The information incorporated by reference is an important part of this prospectus, and the information we file subsequently with the SEC will automatically update the information in this prospectus. This historical and future information that is incorporated by reference into this prospectus is considered to be part of this prospectus and can be obtained at the locations described above under the heading “Where You Can Find Additional Information.” The information included elsewhere in this prospectus and the following documents incorporated by reference in this prospectus is considered to be part of this prospectus:

•	Our Annual Report on Form 10-K for the year ended December 31, 2011, filed with the SEC on March 9, 2012;

•

Our Current Reports on Form 8-K filed with the SEC on January 6, 2012, January 25, 2012 (except the information furnished under Items 2.02 and 7.01 thereof), January 31, 2012, March 30, 2012, April 6, 2012 and April 19, 2012 (except the information furnished under Items 2.02 and 7.01 thereof); and

•

Any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) under the Exchange Act (other than information furnished under Item 2.02 or Item 7.01 of a Current Report on Form 8-K, including any exhibits included in such Items, unless otherwise indicated therein) until all of the securities to which this prospectus relates are sold or the offering is otherwise terminated.

Any statement contained in this prospectus or in a document incorporated or deemed to be incorporated by reference into this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in any subsequently filed document which also is, or is deemed to be, incorporated by reference in this prospectus modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We will furnish without charge to each person to whom a copy of this prospectus is delivered, including any beneficial owner, upon written or oral request, a copy of the information that has been incorporated in this prospectus by reference but not delivered with the prospectus (except exhibits, unless they are specifically incorporated in this prospectus by reference). You should direct any requests for copies to:

Taylor Capital Group, Inc.

9550 West Higgins Road

Rosemont, Illinois 60018

Attention: General Counsel and Corporate Secretary

Telephone number: (847) 653-7978

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution.

Set forth below is an estimate of the approximate amount of fees and expenses payable by us in connection with the issuance and distribution of the securities. We will pay all of these expenses. All expenses other than the SEC registration fee are estimated.

Approximate Amount
SEC Registration Fee	$13,815
Accounting Fees and Expenses	10,000
Legal Fees and Expenses	15,000
Miscellaneous	12,500

Total	$51,315

Item 15.	Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law authorizes a corporation’s board of directors to grant indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities, including reimbursement for expenses incurred, arising under the Securities Act.

Our Certificate of Incorporation includes a provision that eliminates the personal liability of our directors for monetary damages for breach of their fiduciary duty as a director to the fullest extent permitted by the Delaware General Corporation Law, except for liability:

•	for any breach of the director’s duty of loyalty to us or our stockholders;

•	for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

•	for unlawful payments of dividends or unlawful stock repurchases or redemptions; or

•	for any transaction from which the director derived an improper personal benefit.

These provisions do not affect a director’s responsibilities under any other laws, including the federal securities laws or state or federal environmental laws.

Our Third Amended and Restated By-laws also contain provisions that require us to indemnify our directors, and permit us to indemnify our officers and employees, to the fullest extent permitted by Delaware law. However, we are not obligated to indemnify any such person:

•	with respect to proceedings, claims or actions initiated or brought voluntarily by any such person and not by way of defense; or

•	for any amounts paid in settlement, without our prior written consent, of an action in respect of which we would otherwise indemnify such person.

We have entered into indemnity agreements with each of our directors and executive officers providing for the indemnification described above. We believe that these limitations on liability are essential to attracting and retaining qualified persons as directors and executive officers. We have also obtained directors’ and officers’ liability insurance to cover these individuals.

Under agreements which may be entered into by us, certain of our directors and officers may be entitled to indemnification by underwriters and agents who participate in the distribution of securities covered by this registration statement against certain liabilities, including liabilities under the Securities Act.

Item 16.	Exhibits.

Exhibit Number	Exhibit

4.1	Form of Third Amended and Restated Certificate of Incorporation of Taylor Capital Group, Inc. (incorporated by reference to Appendix A of the Company’s Definitive Proxy Statement filed September 15, 2008)

4.2	Certificate of Amendment, dated May 13, 2010, to the Third Amended and Restated Certificate of Incorporation of Taylor Capital Group, Inc. (incorporated by reference to Exhibit 3.2 of the Company’s Quarterly Report on Form 10-Q for the period ended June 30, 2011, filed August 4, 2011)

4.3	Certificate of Amendment, dated December 27, 2011, to the Third Amended and Restated Certificate of Incorporation of Taylor Capital Group, Inc. (incorporated by reference to Exhibit 3.3 of the Company’s Current Report on Form 8-K filed December 27, 2011)

4.4	Certificate of Designations of Fixed Rate Cumulative Perpetual Preferred Stock, Series B, dated November 19, 2008 (incorporated by reference to Exhibit 3.1 of the Company’s Current Report on Form 8-K filed November 24, 2008)

4.5	Certificate of Designations of 8% Non-Cumulative, Convertible Perpetual Preferred Stock, Series C, of Taylor Capital Group, Inc., dated May 28, 2010 (incorporated by reference to Exhibit 10.7 of the Company’s Current Report on Form 8-K filed June 2, 2010)

4.6	Certificate of Amendment, dated December 27, 2011, to the Certificate of Designations of 8% Non-Cumulative, Convertible Perpetual Preferred Stock, Series C, of Taylor Capital Group, Inc. (incorporated by reference to Exhibit 3.1 of the Company’s Current Report on Form 8-K filed December 27, 2011)

4.7	Certificate of Designations of Nonvoting Convertible Preferred Stock, Series D, and 8% Nonvoting, Non-Cumulative, Convertible Perpetual Preferred Stock, Series E, of Taylor Capital Group, Inc. dated October 21, 2010 (incorporated by reference to Exhibit 3.1 of the Company’s Current Report on Form 8-K filed October 28, 2010)

4.8	Certificate of Amendment, dated December 27, 2011, to the Certificate of Designations of Nonvoting Convertible Preferred Stock, Series D, and 8% Nonvoting, Non-Cumulative, Convertible Perpetual Preferred Stock, Series E, of Taylor Capital Group, Inc. (incorporated by reference to Exhibit 3.2 of the Company’s Current Report on Form 8-K filed December 27, 2011)

4.9	Certificate of Designations of 8% Non-Cumulative, Nonvoting, Contingent Convertible Preferred Stock, Series F, and Non-Voting Convertible Preferred Stock, Series G (incorporated by reference to Exhibit 10.1 of the Company’s Current Report on Form 8-K filed March 29, 2011)

4.10	Certificate of Designations of Nonvoting Convertible Preferred Stock of Taylor Capital Group, Inc. (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed March 30, 2012)

4.11	Form of certificate representing Taylor Capital Group, Inc. common stock (incorporated by reference to Exhibit 4.3 of the Company’s Amended Registration Statement on Form S-1/A filed October 1, 2002 (Registration No. 333-89158))

4.12	Form of certificate representing Taylor Capital Group, Inc. Fixed Rate Cumulative Perpetual Preferred Stock, Series B (incorporated by reference to Exhibit 4.1 of the Company’s Current Report on Form 8-K filed November 24, 2008)

4.13	Warrant to Purchase Common Stock of Taylor Capital Group, Inc., dated November 21, 2008 (incorporated by reference to Exhibit 4.1 of the Company’s Current Report on Form 8-K filed November 24, 2008)

5.1	Opinion of Barack Ferrazzano Kirschbaum & Nagelberg LLP

10.1	Letter Agreement, dated November 21, 2008, between Taylor Capital Group, Inc. and the United States Department of the Treasury, which includes the Securities Purchase Agreement—Standard Terms attached as Exhibit A thereto, with respect to the issuance and sale of the Fixed Rate Cumulative Perpetual Preferred Stock, Series B and the Warrant to Purchase Common Stock (incorporated by reference to Exhibit 10.1 of the Company’s Current Report on Form 8-K filed November 24, 2008)

12.1	Ratio of Earnings to Fixed Charges and Preferred Stock Dividends

23.1	Consent of Independent Registered Public Accounting Firm

23.2	Consent of Barack Ferrazzano Kirschbaum & Nagelberg LLP (included in Exhibit 5.1)

24.1	Power of Attorney (included on the signature page hereto)

Item 17.	Undertakings.

The undersigned registrant hereby undertakes:

(a)

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (i), (ii) and (iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act, to any purchaser:

(A) each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B) each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which the prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act), that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Rosemont, State of Illinois on the 20th day of April, 2012.

TAYLOR CAPITAL GROUP, INC.

By:	/s/ Mark A. Hoppe
Mark A. Hoppe Chief Executive Officer and President

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints each of Mark A. Hoppe, Randall T. Conte and Brian T. Black his or her true and lawful attorney-in-fact and agent, acting alone, with full power of substitution and resubstitution, to sign on his or her behalf, individually and in each capacity stated below, all amendments and post-effective amendments to this registration statement on Form S-3 (including any registration statement filed pursuant to Rule 462(b) under the Securities Act, and all amendments thereto) and to file the same, with all exhibits thereto and any other documents in connection therewith, with the SEC under the Securities Act, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully and to all intents and purposes as each might or could do in person, hereby ratifying and confirming each act that said attorneys-in-fact and agents may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed below by the following persons in the capacities indicated below on April 20, 2012.

Signature	Title

/s/ Bruce W. Taylor
Bruce W. Taylor	Chairman

/s/ Mark A. Hoppe
Mark A. Hoppe	Chief Executive Officer, President and Director (Principal Executive Officer)

/s/ Randall T. Conte
Randall T. Conte	Chief Financial Officer, Chief Operating Officer (Principal Financial and Accounting Officer)

/s/ Harrison I. Steans
Harrison I. Steans	Director

/s/ Ronald L. Bliwas
Ronald L. Bliwas	Director

/s/ C. Bryan Daniels
C. Bryan Daniels	Director

/s/ Ronald Emanuel
Ronald Emanuel	Director

/s/ M. Hill Hammock
M. Hill Hammock	Director

/s/ Elzie L. Higginbottom
Elzie L. Higginbottom	Director

/s/ Michael H. Moskow
Michael H. Moskow	Director

/s/ Louise O’Sullivan
Louise O’Sullivan	Director

/s/ Melvin E. Pearl
Melvin E. Pearl	Director

/s/ Shepherd G. Pryor, IV
Shepherd G. Pryor, IV	Director

/s/ Jennifer W. Steans
Jennifer W. Steans	Director

/s/ Jeffrey W. Taylor
Jeffrey W. Taylor	Director

/s/ Richard W. Tinberg
Richard W. Tinberg	Director

EXHIBIT INDEX

Exhibit Number	Exhibit

4.1	Form of Third Amended and Restated Certificate of Incorporation of Taylor Capital Group, Inc. (incorporated by reference to Appendix A of the Company’s Definitive Proxy Statement filed September 15, 2008)

4.2	Certificate of Amendment, dated May 13, 2010, to the Third Amended and Restated Certificate of Incorporation of Taylor Capital Group, Inc. (incorporated by reference to Exhibit 3.2 of the Company’s Quarterly Report on Form 10-Q for the period ended June 30, 2011, filed August 4, 2011)

4.3	Certificate of Amendment, dated December 27, 2011, to the Third Amended and Restated Certificate of Incorporation of Taylor Capital Group, Inc. (incorporated by reference to Exhibit 3.3 of the Company’s Current Report on Form 8-K filed December 27, 2011)

4.4	Certificate of Designations of Fixed Rate Cumulative Perpetual Preferred Stock, Series B, dated November 19, 2008 (incorporated by reference to Exhibit 3.1 of the Company’s Current Report on Form 8-K filed November 24, 2008)

4.5	Certificate of Designations of 8% Non-Cumulative, Convertible Perpetual Preferred Stock, Series C, of Taylor Capital Group, Inc., dated May 28, 2010 (incorporated by reference to Exhibit 10.7 of the Company’s Current Report on Form 8-K filed June 2, 2010)

4.6	Certificate of Amendment, dated December 27, 2011, to the Certificate of Designations of 8% Non-Cumulative, Convertible Perpetual Preferred Stock, Series C, of Taylor Capital Group, Inc. (incorporated by reference to Exhibit 3.1 of the Company’s Current Report on Form 8-K filed December 27, 2011)

4.7	Certificate of Designations of Nonvoting Convertible Preferred Stock, Series D, and 8% Nonvoting, Non-Cumulative, Convertible Perpetual Preferred Stock, Series E, of Taylor Capital Group, Inc. dated October 21, 2010 (incorporated by reference to Exhibit 3.1 of the Company’s Current Report on Form 8-K filed October 28, 2010)

4.8	Certificate of Amendment, dated December 27, 2011, to the Certificate of Designations of Nonvoting Convertible Preferred Stock, Series D, and 8% Nonvoting, Non-Cumulative, Convertible Perpetual Preferred Stock, Series E, of Taylor Capital Group, Inc. (incorporated by reference to Exhibit 3.2 of the Company’s Current Report on Form 8-K filed December 27, 2011)

4.9	Certificate of Designations of 8% Non-Cumulative, Nonvoting, Contingent Convertible Preferred Stock, Series F, and Non-Voting Convertible Preferred Stock, Series G (incorporated by reference to Exhibit 10.1 of the Company’s Current Report on Form 8-K filed March 29, 2011)

4.10	Certificate of Designations of Nonvoting Convertible Preferred Stock of Taylor Capital Group, Inc. (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed March 30, 2012)

4.11	Form of certificate representing Taylor Capital Group, Inc. common stock (incorporated by reference to Exhibit 4.3 of the Company’s Amended Registration Statement on Form S-1/A filed October 1, 2002 (Registration No. 333-89158))

4.12	Form of certificate representing Taylor Capital Group, Inc. Fixed Rate Cumulative Perpetual Preferred Stock, Series B (incorporated by reference to Exhibit 4.1 of the Company’s Current Report on Form 8-K filed November 24, 2008)

4.13	Warrant to Purchase Common Stock of Taylor Capital Group, Inc., dated November 21, 2008 (incorporated by reference to Exhibit 4.1 of the Company’s Current Report on Form 8-K filed November 24, 2008)

5.1	Opinion of Barack Ferrazzano Kirschbaum & Nagelberg LLP*

10.1	Letter Agreement, dated November 21, 2008, between Taylor Capital Group, Inc. and the United States Department of the Treasury, which includes the Securities Purchase Agreement—Standard Terms attached as Exhibit A thereto, with respect to the issuance and sale of the Fixed Rate Cumulative Perpetual Preferred Stock, Series B and the Warrant to Purchase Common Stock (incorporated by reference to Exhibit 10.1 of the Company’s Current Report on Form 8-K filed November 24, 2008)

12.1	Ratio of Earnings to Fixed Charges and Preferred Stock Dividends *

23.1	Consent of Independent Registered Public Accounting Firm*

23.2	Consent of Barack Ferrazzano Kirschbaum & Nagelberg LLP (included in Exhibit 5.1)*

24.1	Power of Attorney (included on the signature page hereto)*

*	Filed herewith